(LOGO)



Attention: Master Servicing
Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1998 fiscal year:

A. I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreement throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligation, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

B. I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

C. I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Polling and Servicing Agreement and/or Seller/Servicers Guide are in full force and effect;

D. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

E. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or in any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the nonpayment has been reported to Norwest Bank Minnesota, N. A.;

F. All Custodial Accounts have been reconciled and are properly funded; and

G. All annual  reports of  Foreclosure  and  Abandonment  of  Mortgage  Property
required  per section  6050H,   6050J and 6050P of the  Internal  Revenue  Code,
respectively, have been prepared and filed.

Certified By:

Edward J. Meekins
Vice President

March 30,1999

Mortgage Loan Department

P.O. Box 268 Superior, Nebraska 68978-0268 * Fax 432-879-4895 * Phone 402
877-4450